Exhibit 10.4

Phone: 210.826.8900	Fax: 210.826.8906

STRICTLY PERSONAL AND CONFIDENTIAL

October 1, 2008

Mr. Parker R. Booth
19543 Cortina Court
Salinas, CA 93908
Home: (831) 455-8542
Cell: (831) 596-0088

Dear Parker:

I am pleased to confirm our offer of employment for the position of President with Organic Alliance, Inc. effective on November 15th, 2008.   In this position you will report directly to Tom Morrison.  This offer is contingent on the successful completion of our background check programs.

Your annual salary will be $300,000, paid on a semi-monthly basis.   You will be enrolled in the Organic Alliance Medical Benefits Plan on the first of the month following your hire date.   Based on your expected start date of November 15th, 2008 you will be eligible for benefits on December 1st, 2008.

You will be eligible to participate In our performance-based incentive plan (PIP) for the fiscal year and we expect that the incentive plan could increase your compensation by up to 50% of your salary based on meeting established goals and outputs.   This is based on both you and the Company meeting and exceeding projected strategic outputs and profit objectives.   The details, payout, and continuation of this Plan are at the Chairman/CEO’s discretion and you must be employed by the company at the time of payout.   Your bonus opportunity in Fiscal Year 2009 will be pro-rated based upon your hire date.

You will be eligible for 5% of outstanding shares. The company has 13,500,000 shares which gives you 675,000 shares. The Company hereby grants options on 675 thousand shares exercisable at $0.51 per share over a 3yr period beginning:

September 30, 2009 for 1/3 of the options
September 30, 2010 for 1/3 of the options
September 30, 2011 for 1/3 of the options

The options will expire 5 years from the date of the original grant.

Organic Alliance will pay the premiums on your current $300,000 Life Insurance Policy.

In order to facilitate your time in the field with our customers, a car allowance of $900 a month will be paid to you in 12 equal payments through our regular payroll process.   The car allowance is intended to help defray your expenses of insurance and maintenance.

While we expect that our working relationship will be mutually rewarding, all employment with Organic Alliance, Inc. is considered “employment at will.”  This means that either you or the company may choose to sever the employment relationship at any time, with or without prior notice.

Parker, I know that we are excited about you joining the company.   I am confident that you will find the opportunity challenging and rewarding.   We are excited you will be part of continuing to build the Organic Alliance brand!   Kindly indicate your acceptance to the terms in this offer letter by signing and returning a copy to me.

Welcome to Organic Alliance!

Regards,

Tom Morrison
CEO
Organic Alliance, Inc.

I have read, understood and agree with the offer of employment, and I accept employment with Organic Alliance, Inc. on the terms and conditions set out in this Employment Agreement.

DATED this  5th day of October, 2008.

/s/ Parker R. Booth
Parker R. Booth